                                                                    EXHIBIT 12.1



                   CAFETERIA OPERATORS, L.P. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                              Twenty-six Weeks Ended                     Fiscal Years Ended
                              ----------------------   ---------------------------------------------------------
                              July 1,        July 2,     Dec 31,       Jan 2,      Jan 3,    Dec 28,      Jan 2,
                                1997           1996        1996         1996        1995      1993        1993
                              -------        -------     -------       ------      ------    --------     ------
Pre-tax Income (loss) From
  Continuing Operations          (108)         5,493       8,550      (37,154)(1) (19,170)   (163,386)(2)   (457)
Adjustments for
  Fixed Charges                 2,880 (3)      2,869 (3)   5,732 (4)   26,209      23,570      22,105     21,393
                              -------        -------     -------      -------     -------     -------    -------
Earnings                        2,772          8,362      14,282      (10,945)      3,860    (141,281)    20,936
                              =======        =======     =======      =======     =======     =======     ======
Ratio of Earnings to
  Fixed Charges              (0.96):1         2.91:1      2.49:1     (0.42):1      0.16:1    (6.39):1     0.98:1
                              =======        =======     =======      =======     =======     =======     ======
Amount of Coverage
  Deficiency                      108         (5,493)     (8,550)      37,154      19,710     163,386        457
                              =======        =======     =======      =======     =======     =======     ======

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(1)  Does not include a net gain of $157,619 from financial restructuring transactions in the fourth quarter of the fiscal year ended January 2, 1996.
(2) Includes a write-off of goodwill of approximately $135,208 in the fourth quarter of the fiscal year ended December 28, 1993.
(3)  Includes $2,746 interest not expensed in accordance with SFAS 15.
(4)  Includes $5,493 interest not expensed in accordance with SFAS 15.